Exhibit 99.1

Adamas Reports First Quarter 2019 Financial Results
- First quarter net product sales of $11.7 million
- GOCOVRI® total prescriptions grew to approximately 5,820 in Q1 2019
- Phase 3 study of ADS-5102 (GOCOVRI) in walking impairment in patients with multiple sclerosis on course to complete in Q4 2019

EMERYVILLE, Calif., May 9, 2019 -- Adamas Pharmaceuticals, Inc. (Nasdaq: ADMS), a fully-integrated pharmaceutical company pioneering time-dependent medicines for central nervous system (CNS) disorders, today reported financial results for the first quarter ended March 31, 2019, as well as recent corporate developments.
“We remain focused on driving the growth of GOCOVRI for the treatment of dyskinesia in patients with Parkinson’s disease (PD) receiving levodopa-based therapy, and completing our Phase 3 study of ADS-5102 for walking impairment in patients with multiple sclerosis (MS) – our top two priorities for 2019,” said Dr. Gregory T. Went, Chief Executive Officer of Adamas. “Total GOCOVRI prescriptions increased over the fourth quarter of 2018, primarily from refills driven by strong patient persistence. We continue to observe high demand across the top quartile of our sales territories, accounting for almost half of all new patient starts. We expected and observed seasonal issues associated with the start of a new calendar year for commercial and Medicare Part D insurance plans. We believe this initially reduced new patient starts and caused delays to refills for existing patients, both of which recovered by the end of the quarter, resulting in overall growth.”
Dr. Went continued, “As we have noted previously, we believe ADS-5102 (GOCOVRI) has the potential to deliver meaningful benefit to MS patients with impaired walking, as well as benefitting significantly more PD patients with dyskinesia and OFF, and that addressing the unmet needs of these two populations offers opportunities for significant long-term value creation. Given our desire to concentrate our resources on the substantial opportunities in these programs, we have decided to defer investment in ADS-4101, our earlier stage development program in epilepsy.”
GOCOVRI commercialization updates

•	Nearly 60% of patients initiated on GOCOVRI are continuing to take the medication at six months, an excellent persistence rate.

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GOCOVRI generated approximately 5,820 in total prescriptions (TRx) in the first quarter of 2019, a 2% sequential increase over approximately 5,700 TRx in the fourth quarter of 2018. The number of new patients starting on GOCOVRI, including 140 patients receiving medication through the recently launched free trial program, was approximately 720, compared to 760 in the fourth quarter of 2018.

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GOCOVRI net product sales were $11.7 million. Gross-to-net was higher in the first quarter of 2019 compared to the fourth quarter of 2018 reflecting the Medicare Part D ‘donut hole’ and other issues related to the start of a new calendar year for commercial and Medicare Part D insurance plans.

GOCOVRI scientific updates

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New data from the Phase 3 open label study of GOCOVRI in Parkinson’s patients with dyskinesia and OFF were presented at the American Academy of Neurology (AAN) in Philadelphia. These data suggest chronic GOCOVRI treatment may enable the dose of dopaminergic medications to be modified with an improvement in dyskinesia and OFF.

Progress of development programs

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The INROADS Phase 3 study of ADS-5102 for walking impairment in patients with multiple sclerosis continues to enroll participants, with top line results expected in the fourth quarter of 2019. Study design and baseline demographics data were presented today at AAN.

Financial results
Net product sales
Adamas reported GOCOVRI net product sales of $11.7 million for the first quarter of 2019, compared to $2.6 million in the same period the prior year. GOCOVRI was launched in January 2018.
Research and Development (R&D) expenses
R&D expenses for the first quarter of 2019 were $10.2 million, compared to $7.2 million for the same period a year ago. The increase in R&D expenses is attributable to the Phase 3 study of ADS-5102 for the treatment of walking impairment in patients with multiple sclerosis, partially offset by decreased development costs associated with GOCOVRI for the treatment of dyskinesia in patients with Parkinson’s disease. R&D expenses for the first quarter of 2019 and the first quarter of 2018 included $0.6 million and $0.8 million, respectively, of stock-based compensation expense.
Selling, General and Administrative (SG&A) expenses
SG&A expenses for the first quarter of 2019 were $27.7 million, compared to $26.4 million for the same period a year ago. SG&A expenses for the first quarter of 2019 and the first quarter of 2018 included $2.8 million and $3.0 million, respectively, of stock-based compensation expense.
Net loss
Net loss totaled $29.7 million, or $1.08 per share, for the first quarter of 2019, compared to a net loss of $35.0 million, or $1.35 per share, for the first quarter of 2018.
Cash and investments
As of March 31, 2019, Adamas had $190.6 million of cash, cash equivalents and available-for-sale securities, compared to $210.9 million at December 31, 2018.
Full year 2019 expense guidance
As a result of a review of Adamas’ overall spending level and including the deferral of investment in ADS-4101, our earlier stage development program in epilepsy, the Company has reduced its full year 2019 guidance for R&D and SG&A expenses, as set forth below.

	Current Full-Year Guidance	Previous Full-Year Guidance
R&D Expenses (1)	$25 million - $35 million	$35 million - $45 million
SG&A Expenses (2)	$105 million - $115 million	$120 million - $130 million
Total Operating Expenses (3)	$130 million - $150 million	$155 million - $175 million
(1) Includes revised stock-based compensation expense of $2 million, previously $3 million
(2) Includes revised stock-based compensation expense of $11 million, previously $15 million
(3) Includes revised stock-based compensation expense of $13 million, previously $18 million
Investor conference call and webcast
Adamas will host a conference call and webcast today, May 9, 2019, at 4:30 p.m. ET (1:30 p.m. PT). The conference call may be accessed by dialing (844) 215-3280 for participants in the U.S. or Canada and (484) 747-6383 for international callers. The webcast can be accessed live via the investor section of the Adamas website at http://ir.adamaspharma.com/events-presentations and will be available for replay until August 9, 2019.
About GOCOVRI QHS
GOCOVRI (amantadine) extended-release capsules is the first and only FDA-approved medicine indicated for the treatment of dyskinesia in patients with Parkinson’s disease receiving levodopa-based therapy, with or without concomitant dopaminergic medications. It is also the only medicine proven to reduce both dyskinesia and OFF.

GOCOVRI is thought to work by reducing the amount of glutamate hyperactivity in a region of the brain that controls movement, in patients experiencing dyskinesia and OFF. The NMDA receptor is activated by glutamate and causes post-synaptic nerve signaling in this area of the brain, which is modulated by dopamine. Levodopa therapy replaces dopamine lost in Parkinson’s disease but may result in large fluctuations in synaptic levels of dopamine during waking hours, further exacerbating glutamate hyperactivity. GOCOVRI, developed by Adamas, is novel in that it selectively blocks the NMDA receptor in a time-dependent manner. Taken at bedtime (QHS), GOCOVRI provides an initial lag and a slow rise in amantadine concentration during the night and a high concentration from the morning and throughout the waking day. Additionally, the adjunctive use of GOCOVRI does not require dose changes to dopaminergic therapies. The most commonly observed adverse reactions with GOCOVRI were hallucinations, dizziness, dry mouth, peripheral edema, constipation, fall and orthostatic hypotension.
For more information about GOCOVRI, please see the U.S. Prescribing Information at www.GOCOVRI.com.
About ADS-5102
Adamas is currently evaluating ADS-5102 in a Phase 3 clinical program for walking impairment in patients with multiple sclerosis. ADS-5102 was previously approved by the FDA under the trade name GOCOVRI (amantadine) extended-release capsules for the treatment of dyskinesia in patients with Parkinson’s disease receiving levodopa-based therapy, with or without concomitant dopaminergic medications. GOCOVRI is not FDA-approved for the treatment of walking impairment in patients with multiple sclerosis.
About Adamas Pharmaceuticals, Inc.
Adamas’ goal is to create and commercialize a new generation of medicines intended to lessen the burden of chronic neurologic diseases on patients, caregivers and society using its deep understanding of time-dependent biology. For more information about Adamas and its unique approach to developing medicines based on time-dependent biology, please visit www.adamaspharma.com.
Forward-looking statements
Statements contained in this press release regarding matters that may occur in the future are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements contained in this press release regarding Adamas’ expectations of its 2019 expenses under “Full Year 2019 Expense Guidance” and its expectations of top-line data from its INROADS Phase 3 study expected in the fourth quarter of 2019. Such statements are subject to risks and uncertainties, and actual results may differ materially from those expressed or implied by such forward-looking statements. For a description of risks and uncertainties that could cause actual results to differ from those expressed in forward-looking statements, including risks relating to Adamas’ research, clinical, development and commercial activities relating to GOCOVRI and ADS-5102, and the regulatory and competitive environment and Adamas’ business in general, see Adamas’ Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 9, 2019, particularly under the caption “Risk Factors.” Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Adamas undertakes no obligation to update any forward-looking statement in this press release.
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Contact:

Investors:	Media:
Peter Vozzo	Sarah Mathieson
Westwicke Partners	Vice President of Corporate Communications
443-213-0505	510-450-3528
peter.vozzo@westwicke.com	smathieson@adamaspharma.com

— Financial Tables Attached —

Adamas Pharmaceuticals, Inc.
Unaudited Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended March 31,
	2019	2018
Revenues:
Product sales	$11,665	$2,553
Costs and operating expenses:
Cost of product sales	413	25
Research and development	10,214	7,188
Selling, general and administrative, net	27,688	26,363
Total costs and operating expenses	38,315	33,576
Loss from operations	(26,650)	(31,023)
Interest and other income, net	723	878
Interest expense	(3,731)	(4,826)
Net loss	$(29,658)	$(34,971)
Net loss per share, basic and diluted	$(1.08)	$(1.35)
Weighted average shares used in computing net loss per share, basic and diluted	27,453	25,861

Adamas Pharmaceuticals, Inc.
Unaudited Consolidated Balance Sheet Data
(in thousands)

	March 31, 2019	December 31, 2018
Cash, cash equivalents, and available-for-sale securities	$190,635	$210,870
Total assets	223,226	234,814
Total current liabilities	29,830	24,276
Long-term debt	119,661	117,457
Total liabilities	159,310	144,929
Total stockholders’ equity	63,916	89,885